22nd Century Group to Acquire Participating

Member of the Tobacco Master Settlement Agreement

CLARENCE, N.Y. – 22nd Century Group, Inc. (OTCQB: XXII) announced that the company and NASCO Products, LLC entered into a definitive and binding agreement for 22nd Century Group to purchase NASCO Products. NASCO Products, a federally licensed tobacco product manufacturer, is also a participating member of the Tobacco Master Settlement Agreement known as the MSA, an agreement among 46 U.S. states and the tobacco industry administered by the National Association of Attorneys General (NAAG).

The purchase price for the NASCO acquisition is $1 million payable in a combination of cash and equity. The purchase agreement also contemplates that 22nd Century will enter into a management agreement and a sales agreement at closing with an affiliate of NASCO Products. In addition, 22nd Century will purchase cigarette manufacturing machinery for approximately $2 million.

Upon closing, which will take place immediately following NAAG’s consent of the acquisition, NASCO Products, LLC will become a wholly-owned manufacturing subsidiary of 22nd Century Group. Current president of NASCO Products, Ralph Angiuoli, will be part of the management team of the new 22nd Century Group subsidiary. Mr. Angiuoli, former President and CEO of RJ Reynolds Tobacco Company, is a 30-year veteran of the industry.

Barry Saintsing and Ralph Angiuoli Jr., owners of an affiliate of NASCO Products, will also join the 22nd Century management team. Mr. Saintsing was formerly with RJ Reynolds Tobacco Company for 34 years and retired as Master Product Developer. Mr. Angiuoli, Jr. was also formerly with RJ Reynolds as a sales and marketing representative. Joseph Pandolfino, CEO of 22nd Century Group, explained, “Having the NASCO Products team aboard will be of tremendous benefit to 22nd Century Group by facilitating the production and distribution of our products in the United States.”

Goodrich Tobacco Company, the distribution arm of 22nd Century Group, has thus far utilized contract manufacturers that are not members of the MSA to produce the company’s cigarette brands. Henry Sicignano, President of Goodrich Tobacco, explained, “We intentionally have delayed expansion of the marketing and distribution of our brands in the United States since the more product we sold, the more difficult and expensive it would be to become a participating manufacturer of the MSA. 22nd Century Group owning NASCO Products resolves this issue.” Upon NAAG’s consent of the acquisition, 22nd Century will move forward with widespread distribution and sales of the company’s brands throughout the United States.

Mr. Sicignano added, “We look forward to obtaining consent of NAAG for the NASCO Products acquisition so that our super-premium brands, RED SUN and MAGIC can be sold under the MSA.”

22nd Century also produces a research cigarette, SPECTRUM, for the U.S. government that is distributed under the direction of NIDA, a component of the U.S. National Institutes of Health. The SPECTRUM product line includes a series of cigarette styles that have a similar “tar” yield but varying nicotine yields over a 50-fold range – from very low to high – due to different levels of nicotine in the tobacco. No other company in the world is capable of producing cigarettes with such a wide range of nicotine content. SPECTRUM is not a commercial cigarette but is strictly for research purposes. 22nd Century has delivered approximately 12 million SPECTRUM cigarettes and has recently received a purchase order for another 5.5 million SPECTRUM cigarettes which equates to 275,000 packs of 20.

About 22nd Century Group, Inc.

22nd Century is a plant biotechnology company whose proprietary technology allows for the levels of nicotine and other nicotinic alkaloids (e.g., nornicotine, anatabine and anabasine) in the tobacco plant to be decreased or increased through genetic engineering or plant breeding. 22nd Century owns or is the exclusive licensee of 112 issued patents in 78 countries plus an additional 38 pending patent applications. Goodrich Tobacco Company, LLC and Hercules Pharmaceuticals, LLC are wholly-owned subsidiaries of 22nd Century. Goodrich Tobacco is focused on commercial tobacco products and tobacco harm reduction products in development. Hercules Pharmaceuticals is focused on X-22, a prescription smoking cessation aid in development.

For additional information, please visit: www.xxiicentury.com

Cautionary Note Regarding Forward-Looking Statements: This press release contains forward-looking information, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of 22nd Century Group, Inc., its directors or its officers with respect to the contents of this press release. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events. You should carefully review and consider the various disclosures made by us in our annual report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 18, 2013, including the section entitled “Risk Factors,” and our other reports filed with the U.S. Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Contact

Redington, Inc.

Tom Redington

203-222-7399